Exhibit 99.1

INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Auditors	8

Combined Balance Sheets as of April 11, 2012, December 31, 2011 and 2010	9

Combined Statements of Operations for the period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010	10

Combined Statements of Changes in Net Parent Company Investment for period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010	11

Combined Statements of Cash Flows for period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010	12

Notes to Combined Financial Statements for the period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010	13

Report of Independent Auditors

To The Board of Directors and Shareholders of Trident Microsystems, Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in net parent company investment and of cash flows present fairly, in all material respects, the financial position of the Set-top Box Business of Trident Microsystems, Inc. a debtor-in-possession (the Business) at April 11, 2012, December 31, 2011 and 2010, and the results of its operations and its cash flows for the period from January 1, 2012 to April 11, 2012, for the year ended December 31, 2011 and for the period from February 8, 2010 to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As disclosed in Note 16, the Set-top Box business was sold on April 12, 2012.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

June 22, 2012

Set-top Box Business of Trident Microsystems, Inc.

(Debtor-in-possession as of January 4, 2012 — Note 2)

Combined Balance Sheets

(in thousands)

	April 11, 2012	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$286	$371	$3,487
Accounts receivable, net	8,136	13,830	19,868
Accounts receivable from related party	177	1,391	3,517
Inventories	7,108	4,592	6,378
Notes receivable from related party	8,708	8,708	8,708
Prepaid expenses and other current assets	5,789	474	4,480

Total current assets	30,204	29,366	46,438
Property and equipment, net	1,058	1,244	2,132
Acquired intangible assets, net	17,472	19,920	33,790
Other assets	8,021	7,014	10,593

Total assets	$56,755	$57,544	$92,953

LIABILITIES AND NET PARENT COMPANY INVESTMENT
Current liabilities:
Accounts payable	$816	$1,394	$364
Accounts payable to related parties	9,532	15,207	10,081
Accrued expenses and other current liabilities	9,446	13,642	21,991
Deferred margin	1,147	1,665	3,814
Income taxes payable	800	823	424

Total current liabilities	21,741	32,731	36,674
Non-current income taxes payable	620	609	313
Other long-term liabilities	—	—	2,923
Liabilities subject to compromise	9,218	—	—

Total liabilities	31,579	33,340	39,910

Commitments and contingencies (Note 14)
Net parent company investment:
Net parent company investment	25,176	24,204	53,043

Total liabilities and net parent company investment	$56,755	$57,544	$92,953

The accompanying notes are an integral part of these combined financial statements.

Set-top Box Business of Trident Microsystems, Inc.

(Debtor-in-possession as of January 4, 2012 — Note 2)

Combined Statements of Operations

(in thousands)

	Period from January 1, 2012 to April 11, 2012	Year Ended December 31, 2011	Period from February 8, 2010 to December 31, 2010
Net revenues	$22,717	$124,186	$150,264
Cost of revenues	18,480	93,225	115,645

Gross profit	4,237	30,961	34,619
Operating expenses:
Research and development	12,264	62,420	57,985
Selling, general and administrative	6,649	25,287	21,418
Restructuring charges	188	2,965	5,940

Total operating expenses	19,101	90,672	85,343

Loss from operations	(14,864)	(59,711)	(50,724)
Gain on acquisition	—	—	18,800
Interest income (expense), net	(28)	—	219
Other income (expense), net	(157)	(94)	1,191

Loss before reorganization items and provision for income taxes	(15,049)	(59,805)	(30,514)
Reorganization items	(1,471)	(506)	—
Provision for income taxes	(74)	(2,709)	(1,085)

Net Loss	$(16,594)	$(63,020)	$(31,599)

The accompanying notes are an integral part of these combined financial statements.

Set-top Box Business of Trident Microsystems, Inc

(Debtor-in-possession as of January 4, 2012 — Note 2)

Combined Statements of Changes in Net Parent Company Investment

(in thousands)

Net Parent Company Investment
Balance at February 8, 2010	$54,836
Net Loss	(31,599)
Net Investment from Trident	29,806

Balance at December 31, 2010	53,043
Net Loss	(63,020)
Net Investment from Trident	34,181

Balance at December 31, 2011	24,204
Net Loss	(16,594)
Net Investment from Trident	17,566

Balance at April 11, 2012	$25,176

The accompanying notes are an integral part of these combined financial statements.

Set-top Box Business of Trident Microsystems, Inc.

(Debtor-in-possession as of January 4, 2012 — Note 2)

Combined Statements of Cash Flows

(in thousands)

	Period from January 1, 2012 to April 11, 2012	Year Ended December 31, 2011	Period from February 8, 2010 to December 31, 2010
Cash flows from operating activities:
Net loss	$(16,594)	$(63,020)	$(31,599)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	209	951	273
Allowance for doubtful accounts	230	—	—
Depreciation and amortization	2,309	10,875	7,519
Amortization of acquisition-related intangible assets	2,449	13,171	9,346
Impairment of acquisition-related intangible assets	—	698	—
Impairment of technology licenses and prepaid royalties	—	4,247	574
Gain on acquisition	—	(64)	(18,800)
Corporate and shared overhead costs funded by Trident	416	4,886	3,466
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	5,464	6,038	(19,868)
Accounts receivable from related party	1,214	2,126	(3,517)
Inventories	(2,516)	1,786	(6,378)
Notes receivable from related parties	—	—	7,931
Prepaid expenses and other current assets	(8,445)	2,192	5,764
Accounts payable	(578)	786	364
Accounts payable to related party	(5,676)	5,126	10,081
Accrued expenses and other liabilities	(4,405)	(14,879)	11,276
Deferred margin	(518)	(2,149)	3,814
Income taxes payable	(12)	695	737
Liabilities subject to compromise	9,218	—	—

Net cash used in operating activities	(17,235)	(26,535)	(19,017)

Cash flows from investing activities:
Purchases of property and equipment	—	(7)	—
Proceeds from sale of property, plant and equipment	—	71	—
Purchases of technology licenses	—	(5,940)	(5,981)

Net cash used in investing activities	—	(5,876)	(5,981)

Cash flows from financing activities:
Net Trident investment	17,150	29,295	26,340

Net cash provided by financing activities	17,150	29,295	26,340

Net (decrease) increase in cash	(85)	(3,116)	1,342
Cash at beginning of year	371	3,487	2,145

Cash at end of year	$286	$371	$3,487

The accompanying notes are an integral part of these combined financial statements.

Set-top Box Business of Trident Microsystems, Inc.

(debtor-in-possession as of January 4, 2012—Note 2)

Notes to Combined Financial Statements

1. Description of Business and Basis of Presentation

Trident Microsystems, Inc., (including its subsidiaries, referred to collectively as “Trident” or the “Company”) with headquarters in Sunnyvale, California, is a provider of high-performance multimedia semiconductor solutions for the digital home entertainment market, delivering an extensive range of platform solutions that enhance the consumer experience in the Connected Home and select Consumer Electronics (CE) products. The Set-top Box business (“STB” or the “Business”) is a business product line of Trident that operates in various Trident wholly-owned entities throughout the world.

Trident’s set-top box products include SoCs and discrete components for worldwide satellite, terrestrial, cable and IPTV networks. The Company has in its line of set-top box products, a fully integrated 45nm set-top box SoC platform, providing an optimized system that reduces the manufacturer bill-of-materials costs and power consumption, enabling an improved home entertainment experience. Complete reference designs that help manufacturers reduce cost and speed time-to-market are available, and can be bundled with a range of operating systems, middleware, drivers and development tools.

Voluntary Petition for Relief

On January 4, 2012 (the “Petition Date”), after extensive consideration of all other alternatives, with the unanimous decision of the Board of Directors after thorough consultation with advisors, Trident Microsystems, Inc. and its wholly-owned subsidiary, Trident Microsystems (Far East) Ltd., a Cayman Islands corporation, (collectively, the “Debtors”) initiated bankruptcy proceedings (the “Chapter 11 Proceedings”) by each filing a voluntary petition (the “Chapter 11 Petition”) for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”). Also, on the Petition Date, Trident Microsystems (Far East) Ltd. initiated winding up proceedings (the “Cayman Proceedings” and together with the Chapter 11 Proceedings, the “Creditor Protection Proceedings”) by filing a winding up petition to the Grand Court of the Cayman Islands (the “Cayman Court”) seeking the appointment of Gordon MacRae and Eleanor Fisher as joint provisional liquidators of the Company. In order to implement a framework of general principles to address the basic administrative and procedural issues arising out of the simultaneous administration of the Cayman Proceedings and the Chapter 11 Proceedings, the U.S. Court and the Cayman Court have approved a cross-border insolvency protocol.

Basis of Presentation

The Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 852, “Reorganizations,” which is applicable to companies that have filed petitions under applicable bankruptcy code provisions and as a result of the Creditor Protection Proceedings is applicable to Trident, generally does not change the manner in which financial statements are prepared. However, it does require that Trident’s financial statements for periods subsequent to the filing of an applicable bankruptcy petition distinguish transactions and events that are directly associated with a reorganization from the ongoing operations of the business. Although STB does not constitute a legal entity that has filed under bankruptcy laws, certain of the STB assets, liabilities, revenues and expenses are included in legal entities that are subject to the Creditor Protection Proceedings. STB’s revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the Creditor Protection Proceedings must be reported separately as reorganization items in the statements of operations and cash flows. The balance sheets must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. STB adopted the provisions of ASC 852 as of January 4, 2012 and has segregated those items outlined above for all reporting periods subsequent to such date, consistent with Trident’s presentation. While the Debtors have filed for and been granted creditor protection, these combined financial statements continue to be prepared using the going concern basis. As described below, Trident’s sale to Entropic of STB assets closed on April 12, 2012, which terminated the operations of STB.

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) from the consolidated financial statements and accounting records of Trident using the historical results of operations and historical cost basis of the assets and liabilities of Trident that comprise STB. These combined financial statements have been prepared on a combined basis as STB represents a portion of Trident’s business and does not constitute a separate legal entity. The historical results of operations, financial position, and cash flows of STB may not be indicative of what they would actually have been had STB been a separate stand-alone entity, nor are they indicative of what STB’s results of operations, financial position and cash flows may be in the future. The combined financial statements have been prepared solely for purposes of Trident’s sale of STB to demonstrate the historical results of operations, financial position, and cash flows of STB for the indicated periods under Trident’s management.

The accompanying combined financial statements only include assets and liabilities that are specifically attributable to STB. Costs directly related to STB have been entirely attributed to STB in the accompanying combined financial statements. STB also receives services and support functions from Trident. STB’s operations are dependent upon Trident’s ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to STB using methodologies primarily based on proportionate revenues, expenses or headcount of STB compared to Trident, which is considered to be most meaningful in the circumstances and a reasonable reflection of the utilization of services provided to STB. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs, for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and product support, product development, customer support, treasury, facility and other corporate and infrastructural services. All such amounts have been deemed to have been paid by STB to Trident in the period in which the costs were recorded. These allocated costs are recorded primarily in cost of revenues, research and development (“R&D”), and selling, general and administrative (“SG&A”) expenses in the Combined Statements of Operations and described in more detail in Note 11. Income taxes have been accounted for in these combined financial statements as described in Note 8.

For each of Trident’s businesses, Trident used a centralized approach to cash management and financing of its operations. Central treasury activities include the investment of surplus cash and interest rate management. Accordingly, none of the cash or other financial contracts used at Trident’s corporate level have been reflected in these combined financial statements. All Trident funding to STB since inception has been accounted for as a capital contribution from Trident and all cash remittances from STB to Trident have been accounted for as distributions to Trident, including allocation of Trident expenses and settlement of transactions with Trident, reflected within net parent company investment in invested equity in the Combined Balance Sheets. In addition, the net parent company investment represents Trident’s interest in the recorded net assets of STB and represents the cumulative net investment by Trident in STB through the dates presented and includes cumulative operating results.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Trident to be a reasonable reflection of the utilization of services provided to or the benefit received by STB during the periods presented. However, these assumptions and allocations are not necessarily indicative of the costs STB would have incurred if it had operated on a standalone basis or as an entity independent of Trident.

The combined financial statements do not purport to reflect or provide for the consequences of the Creditor Protection Proceedings. In particular, such combined financial statements do not purport to show: (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, all amounts that may be allowed for claims or contingencies, or the status and priority thereof, or the amounts at which they may ultimately be settled; or (c) as to shareholders’ accounts, the effect of any changes that may be made in Trident’s capitalization.

Concentration of Risk, Customers and Key Suppliers

STB is subject to certain risks and uncertainties and believes changes in any of the following areas could have a material adverse effect on STB’s future financial position or results of operations or cash flows: new product development, including market receptiveness, litigation or claims against STB based on intellectual property, patent, product regulatory or other factors, competition from other products, general economic conditions, the ability to attract and retain qualified employees and ultimately to sustain profitable operations.

The semiconductor industry is characterized by rapid technological change, competition, competitive pricing pressures and cyclical market patterns. STB’s financial results are affected by a wide variety of factors, including general economic conditions specific to the semiconductor industry and the STB’s particular market, the timely implementation of new products, new manufacturing process technologies and the ability to safeguard patents and intellectual property in a rapidly evolving market. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns. As a result, STB may experience significant period-to-period fluctuations in operating results due to the factors mentioned above or other factors. Ongoing credit evaluations are performed on the financial condition of STB’s customers. Collateral from its customers is not required. Credit losses have not been significant in STB’s historical experience.

Refer to Note 10 for revenues and accounts receivable from customers who individually accounted for more than 10% of the respective balances.

2. Debtor-in-Possession

Overview

During the consideration process to seek relief under Chapter 11 of the United States Bankruptcy Code, Trident was exploring a number of strategic alternatives, including discussions with external parties to sell its businesses. To date, Trident has completed divestitures for substantially all of its assets including: (i) the sale of substantially all of the STB assets globally to Entropic Communications, Inc. (“Entropic”); and (ii) the sale of substantially all of the assets of its Digital Television (“DTV”) business globally to Sigma Designs, Inc. (“Sigma”). See “Divestitures” in this note 2 below for further details on the divestiture of STB.

Trident has been and continues to be focused on maximizing the value of its assets in accordance with its fiduciary obligations. On January 19, 2012, the Debtors filed a motion to approve their agreement with FTI Consulting, Inc (“FTI”) to work with Trident management and various retained advisors in monitoring and providing oversight of the conduct of the businesses of the Debtors in relation to various matters in connection with the Chapter 11 Proceedings. This appointment was approved by the U.S. Court on an interim basis on January 30, 2012, and on a final basis on February 24, 2012. A core Corporate Group was also established and is currently led by FTI, reporting to the Trident Board of Directors (“Corporate Group”). The Corporate Group is currently focused on a number of key actions including the completion of announced sales and the sale of remaining assets. The Corporate Group is also responsible for ongoing restructuring matters including the creditor claims process, planning toward conclusion of the Chapter 11 Proceedings (as defined below) and distributions to creditors and shareholders. The Corporate Group also continues to provide administrative and management support to Trident.

Chapter 11 Proceedings

On January 5, 2012, the Debtors received approval from the U.S. Court for a number of motions enabling them to continue to operate their businesses generally in the ordinary course. Among other things, the Debtors received approval to continue paying employee wages and certain benefits in the ordinary course, to generally continue their cash management system and to continue honoring customer obligations and paying suppliers for goods and services received on or after the Petition Date.

As required under the U.S. Bankruptcy Code, on January 18, 2012, the United States Trustee for the District of Delaware appointed an Official Committee of Unsecured Creditors (the “US Creditors’ Committee”), which was originally composed of United Microelectronics Corporation, ARM Limited and Wipro Technologies. The U.S. Creditors’ Committee has the right to be heard on all matters that come before the U.S. Court with respect to the Debtors. There can be no assurance that the U.S. Creditors’ Committee will support the Debtors’ positions on matters to be presented to the U.S. Court. Disagreements between the Debtors and the U.S. Creditors’ Committee could protract and negatively impact the Creditor Protection Proceedings, and the Debtors’ ability to operate.

As a consequence of the commencement of the Chapter 11 Proceedings, generally, all actions to enforce or otherwise effect payment or repayment of liabilities of any Debtor preceding the Petition Date and substantially all pending claims and litigation against the Debtors have been automatically stayed for the pendency of the Chapter 11 Proceedings (absent any court order lifting the stay).

Divestitures

On January 4, 2012, Trident announced that it had agreed to terms of an asset purchase agreement with Entropic whereby the Company would sell to Entropic, and Entropic would acquire from Trident, certain assets of Trident’s STB business operations. Pursuant to the asset purchase agreement, Entropic agreed to serve as a “stalking horse” bidder for a sale process under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. On February 24, 2012, an auction was conducted for the STB business and Entropic emerged as the successful bidder. On April 12, 2012, Trident closed on the sale pursuant to the asset purchase agreement, as amended, by and among Trident and Entropic. The sale was conducted pursuant to the provisions of Section 105, 363 and 365 of the United States Bankruptcy Code. The aggregate consideration received by Trident for the purchase of the STB business assets was comprised of $65 million in cash and the assumption of certain liabilities, subject to final working capital adjustments. Accounts receivable, net at April 11, 2012, includes an allowance for doubtful accounts in the amount of $0.3 million, primarily for one STB customer. Trident is currently disputing with Entropic the collectability of the receivable due from this customer.

Business Operations

During the Creditor Protection Proceedings, and until the completion of any further proposed divestitures or a decision to cease operations in certain countries is made, the businesses of the Debtors continue to operate under the jurisdictions and orders of the applicable courts and in accordance with applicable legislation. Trident has continued to engage with its existing customer base in an effort to maintain delivery of products and services, minimize interruptions as a result of the Creditor Protection Proceedings and Trident’s divestiture efforts and resolve any interruptions in a timely manner. At the beginning of the proceedings, Trident established a team that is responsible for continuing operations during the bankruptcy process, along with appropriate advisors, to address supplier issues and concerns as they arise to ensure ongoing supply of goods and services and minimize any disruption in its global supply chain. This procedure continues to function effectively and any supply chain issues are being dealt with on a timely basis.

Creditor Protection Proceeding Claims

On January 6, 2012, the U.S. Court granted the motion appointing Kurtzman Carson Consultants LLC (“KCC”) as the claims agent during bankruptcy proceedings. A claims process was established for claims against the Debtors that arose prior to the Petition Date. Under this claims process, proof of claims must be submitted to KCC, by no later than 5:00 p.m. (Eastern Time) on July 13, 2012 (subject to certain exceptions as provided in the order establishing the claims bar date).

Certain claims filed may have priority over those of the Debtors’ unsecured creditors. Currently, except as otherwise disclosed, it is not possible to determine the extent of claims filed and to be filed, whether such claims will be disputed and whether they will be subject to discharge or disallowance in the Creditor Protection Proceedings. The Debtors are reviewing all claims filed and are beginning the claims reconciliation process. Differences between claim amounts identified by the Debtors and claims filed by creditors will be investigated and resolved in connection with the claims reconciliation process or, if necessary, the relevant court will make the final determination as to the amount, nature and validity of claims. The aggregate amount of claims will likely exceed the amount that ultimately will be allowed by the relevant courts. Certain claims may be duplicative, based on contingencies that have not occurred, or may be otherwise overstated, and would therefore be invalid. The determination of how liabilities will ultimately be settled and treated cannot be made until the relevant courts approve a plan and in light of the number of creditors of the Debtors, the claims resolution process may take considerable time to complete.

Contracts

Under the U.S. Bankruptcy Code, the Debtors may assume, assume and assign, or reject certain executory contracts including unexpired leases, subject to the approval of the U.S. Court and certain other conditions. Claims may arise as a result of a Debtor rejecting, repudiating or no longer continuing to perform under any contract or arrangement, which claims would usually be unsecured. Since the Petition Date, the Debtors have rejected one contract. The Debtors will continue to review other contracts throughout the Creditor Protection Proceedings.

Critical Vendor Relationships

Several service providers and suppliers provide the Debtors with essential goods and services that are critical to the Debtors’ operations. These vendors (collectively, the “Critical Vendors”) have claims for providing (i) essential goods to the Debtors that were received by the Debtors before the Petition date, and/or (ii) essential services that were rendered to, or on behalf of, the Debtors prior to the petition date. On January 4, 2012, the Debtors filed a motion for an order authorizing the payment of certain prepetition claims of critical vendors up to an aggregate of $2.0 million. The Debtors believe that payment of the Critical Vendor Claims is vital to the Debtor’s reorganization efforts because, in several instances, the Critical Vendors are the only source from which the Debtors can procure certain goods and services within the time frame and at a price that will permit the Debtors to continue operating their business. On January 30, 2012, the U.S. Court granted an order approving the motion authorizing the payment of Critical Vendor Claims.

Key Employee Incentive Plan

On January 4, 2012, the Debtors filed a motion for an order authorizing and approving the performance-based incentives for key employees under the key employee incentive plan (“KEIP”). The purpose of the KEIP is to maintain the full dedication of certain key employees of the Debtors in connection with the Debtors’ efforts to complete the sales, while simultaneously operating the Debtors’ business. The KEIP was amended and an order approving the motion was granted by the U.S. Court on February 24, 2012. Payments under the KEIP are conditional upon certain milestones such as closing of the sale of the STB business, the sale of the DTV business, and/or the winding down of the operations of Trident. These payments and other expenses that are triggered upon the closing of the sale of the STB business will be recognized by Trident upon completion of the sale.

Debtor financial information

ASC 852 requires that the financial statements of a legal entity that has filed for bankruptcy protection include Debtor financial statements, as defined, as supplementary disclosure. These combined financial statements do not include such Debtor financial statements as STB does not constitute a legal entity that has filed under bankruptcy laws. The Debtors primarily serve as the corporate headquarters, a manufacturing procurement hub, the primary accounts payable center and the holder of most of the Company’s intellectual property assets and contracts with suppliers for use of the intellectual property and the production of finished goods. These combined financial statements include the following assets, liabilities, revenues and expenses recorded by the Debtors as of April 11, 2012 and for the period from January 1, 2012 to April 11, 2012 (in thousands):

Assets:
Inventories	$7,108
Notes receivable from related party	8,708
Prepaid expenses and other current assets	5,535
Property and equipment, net	873
Acquired intangible assets, net	17,472
Other assets	7,929

Total assets	$47,625

Liabilities:
Accounts payable	$713
Accrued expenses and other current liabilities	7,686
Current Income taxes payable	58
Non-current Income taxes payable	620
Liabilities subject to compromise	9,218

Total liabilities	$18,295

Net revenues	$1,299
Cost of revenues	1,195
Research and Development expenses	7,989
Selling, general and administrative expenses	5,428

3. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Net Parent Company Investment

The net parent company investment represents Trident’s interest in the recorded net assets of the Business, the cumulative net investment by Trident in the Business through the dates presented and includes the Business’ cumulative operating results. All significant transactions and balances between operations within the Business have been eliminated in combination. All transactions between the Business and Trident are considered to be effectively settled through the net parent company investment at the time the transactions are recorded.

Foreign Currency Remeasurement

The Business uses the U.S. dollar as the functional currency for all of its foreign subsidiaries. Sales and purchase transactions are generally denominated in U.S. dollars. The Business has not engaged in hedging transactions to reduce its foreign currency exposure to such fluctuations; however, it may take action in the future to reduce its foreign exchange risk. Gains and losses from foreign currency remeasurements are included in “Other income (expense), net” in the Statements of Operations.

Cash

Cash consists of highly liquid investments purchased with an original maturity of ninety days or less from the date of purchase. Trident uses a centralized approach to cash management and financing of its operations. Transactions relating to the Business are accounted for through the Trident net investment account for STB. Accordingly, none of Trident’s cash has been assigned to the Business in these combined financial statements. Cash in the Combined Balance Sheets represent amounts held locally by the STB operations in the United Kingdom and Israel.

Fair Value of Financial Instruments

Currently, the financial instruments of the Business consist principally of accounts receivable, notes receivable and accounts payable. The Business believes that the recorded values of all of its other financial instruments approximate their fair values because of their nature and respective maturity dates or durations.

Concentrations of Credit Risk and Other Risk

Financial instruments that potentially subject the Business to significant concentrations of credit risk consist principally of cash, notes receivable and trade accounts receivable.

A majority of STB trade receivables is derived from sales to large multinational OEMs who manufacture STB units, located throughout the world, with a majority located in Asia. The Business performs ongoing credit evaluations of its newly acquired customers’ financial condition and generally requires no collateral to secure accounts receivable. Historically, a relatively small number of customers have accounted for a significant portion of its revenues (refer to Note 10). The STB products have been manufactured primarily by NXP B.V. (refer to Note 11).

Inventories

Inventories are computed using the lower of cost or market, which approximates actual cost on a first-in-first-out basis. Inventory components are work-in-process and finished goods. Finished goods are reported as inventories until the point of title transfer to the customer. The Business writes down its inventory value for excess and for estimated obsolescence for the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. These factors are impacted by market and economic conditions, technology changes, new product introductions and changes in strategic direction and require estimates that may include uncertain elements. Actual demand may differ from forecasted demand, and such differences may have a material effect on recorded inventory values.

Long-lived Assets

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Major improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated over 5 years. Machinery, equipment and software are depreciated over 3 years. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the lease terms. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts. Gains or losses resulting from retirements or disposals are included in “Other income (expense), net” in the Statements of Operations. Depreciation expense specifically attributable to STB was $0.2 million for the period from January 1, 2012 to April 11, 2012, $0.9 million for the year ended December 31, 2011 and $3.0million for the period from February 8, 2010 to December 31, 2010, respectively.

Amortizable Intangible Assets

The Business has two types of intangible assets: acquisition-related intangible assets and purchased intangible assets from third-party vendors. Purchased intangible assets from third-party vendors are recorded in Other Assets on the Combined Balance Sheets. Intangible assets are carried at cost, net of accumulated amortization. The Business amortizes acquisition-related identified intangibles on a straight-line basis, reflecting the pattern in which the economic benefits of the intangible asset is consumed, over their estimated economic lives of 4 to 5 years for core and developed technology, 2 to 3 years for customer relationships, 1 year for backlog, 4 to 5 years for patents and the contractual term for service agreements.

Management evaluates the recoverability of its identifiable intangible assets and long-lived assets in accordance with applicable accounting guidance, which requires the assessment of these assets for recoverability when events or circumstances indicate a potential impairment exists. Trident wrote off $5.0 million during the year ended December 31, 2011, and $0.6 million during the period from February 8, 2010 to December 31, 2010 for technology licenses and prepaid royalties specifically attributable to STB. The Business did not have any write offs during the period from January 1, 2012 to April 11, 2012. Amortization expense for purchased intangible assets from third party-party vendors specifically attributable to STB was $2.1 million for the period from January 1, 2012 to April 11, 2012, $10.0 million for the year ended December 31, 2011 and $4.5 million for the period from February 8, 2010 to December 31, 2010, respectively.

Revenue Recognition

The Business recognizes revenues upon shipment directly to end customers provided that persuasive evidence of an arrangement exists, delivery has occurred, title has transferred, the price is fixed or determinable, there are no customer acceptance requirements, there are no remaining significant obligations and collectability of the resulting receivable is reasonably assured.

The Business records estimated reductions to revenue for customer incentive offerings, including rebates and sales returns allowance in the same period that the related revenue is recognized. The Business’ customer incentive offerings primarily involve volume rebates for its products in various target markets and the Business accrues for 100% of the potential rebates when it is likely that the relevant criteria will be met. A sales returns allowance, which is presented as a reduction to accounts receivable on the Combined Balance Sheets, is established based primarily on historical sales returns, analysis of credit memo data and other known factors at that time.

A significant amount of STB revenue is generated through distributors that may benefit from pricing protection and/or rights of return. The Business defers recognition of product revenue and costs from sales to such distributors until the products are resold by the distributor to the end user customers and records deferred revenue less cost of deferred revenues as a net liability labeled Deferred Margin on the Combined Balance Sheets. At the time of shipment to such distributors, the Business records a trade receivable at the selling price since there is a legally enforceable obligation from the distributor to pay the Business currently for product delivered and relieve inventory for the carrying value of goods shipped since legal title has passed to the distributor.

The Business presents any taxes assessed by a governmental authority that are both imposed on and concurrent with our sales on a net basis, excluded from revenues.

Stock-based Compensation

The Business accounts for share-based payments, including grants of stock options and awards to employees and directors, in accordance with applicable accounting guidance, which requires that share-based payments be recognized in its Combined Statements of Operations based on their fair values and the estimated number of shares the Business ultimately expects to vest. The Business recognizes stock-based compensation expense on a straight-line basis over the service period of all stock options and awards other than performance-based restricted stock awards with market conditions.

Shipping and Handling Costs

Shipping and handling costs are included as a component of cost of revenues.

Research and Development Costs

Research and development costs are expensed as incurred. These costs primarily include employees’ compensation, consulting fees, software licensing fees and tape-out expenses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel related expenses including stock-based compensation, commissions paid to sales representatives and distributors and professional fees.

Income Taxes

The Business does not file separate tax returns, but rather is included in the income tax returns filed by Trident and its subsidiaries in various domestic and foreign jurisdictions. For the purpose of these combined financial statements, the tax provision of the Business was derived from financial information included in the consolidated financial statements of Trident, including allocations and eliminations deemed necessary by management, as though the Business was filing its own separate tax return.

Income taxes for the Business are accounted for in accordance with applicable accounting guidance, which requires that deferred tax assets and liabilities be recognized by using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities.

The Business also has to assess the likelihood that it will be able to realize its deferred tax assets. If realization is not more likely than not, the Business is required to record a valuation allowance against deferred tax assets that the Business estimates it will not ultimately realize. The Business believes that it will not ultimately realize a substantial amount of the deferred tax assets recorded on its Combined Balance Sheets. However, should there be a change in the ability to realize deferred tax assets; the valuation allowance against deferred tax assets would be released, resulting in a corresponding reduction in the Business’ tax.

Trident manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies, including utilization of loss carryforwards, are not necessarily reflective of what the Business would have followed as a standalone entity. Losses generated by the Business have been available to and as appropriate were utilized by Trident in its tax strategies with respect to entities or operations not forming part of the Business. Due to difficulties inherent in separating the Business’ results from Trident’s consolidated results during periods pre-dating the periods presented in these combined financial statements, any deferred tax assets in respect of loss carryforwards and tax credits are not recognized in these combined financial statements. In establishing the appropriate income tax valuation allowances the Business assesses its net deferred tax assets based on all available evidence, both positive and negative, to determine whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized.

The Business is required to make certain estimates and judgments in determining income tax expense for financial statement purposes. Liabilities for uncertain tax positions are recognized based on the two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, based on the technical merits of the position. The second step requires management to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. Because the Business is required to determine the probability of various possible outcomes, such estimates are inherently difficult and subjective. These uncertain tax positions are reevaluated on a quarterly basis. This reevaluation is based on factors including, but not limited to, changes in facts or circumstances and changes in tax law. A change in recognition or measurement would result either in the recognition of a tax benefit or in an additional charge to the tax provision for the period. For further information see Note 8.

Product Warranty

The Business’ products are generally subject to warranty, which provides for the estimated future costs of repair, replacement or customer accommodation upon revenue recognition in the accompanying statements of operations. The Business warrants its products against material defects for a period of time usually between 90 days and one year.

Advertising Expense

Advertising costs are expensed when incurred.

Recent Accounting Pronouncements

STB has evaluated recent accounting standards that have been issued or proposed by the Financial Accounting Standards Board (FASB) and other standards-setting bodies. This evaluation did not result in identification of any standards that are applicable to STB. Accordingly, there is no impact to STB’s combined financial statements and STB does not expect current issued or proposed standards to have an impact on future periods. Furthermore, as discussed in Note 2, the sale of STB to Entropic closed on April 12, 2012.

4. Combined Balance Sheets Components

The following tables provide details of selected items presented in the Combined Balance Sheets as of April 11, 2012 and December 31, 2011 and 2010 (in thousands):

	April 11, 2012	December 31, 2011	December 31, 2010
Prepaid Expenses:
Prepaid inventory	$4,310	$—	$—
Prepaid software licenses	—	—	3,092
Prepaid income taxes	—	46	188
VAT receivable	1	28	132
Other	1,478	400	1,068

Total prepaid expenses	$5,789	$474	$4,480

Inventories:
Work in process	$972	$—	$—
Finished goods	6,136	4,592	6,378

Total inventories	$7,108	$4,592	$6,378

Property and equipment, net:
Leasehold improvements	$698	$698	$415
Machinery and equipment	3,013	3,013	6,616
Software	122	122	176
Furniture and fixtures	416	402	234

	4,249	4,235	7,441
Accumulated depreciation	(3,191)	(2,991)	(5,309)

Total property and equipment, net	$1,058	$1,244	$2,132

Accrued expenses and other current liabilities:
Accrued compensation	$2,215	$1,085	$10,674
Accrued NRE	7	—	1,468
Accrued price rebate	345	693	175
Accrued royalties	395	1,229	443
Warranty accrual	123	211	188

Restructuring accrual	328	532	19
Software licenses	3,456	4,345	2,872
Accrued professional fees	17	29	125
Other	2,560	5,518	6,027

Total accrued expenses and other current liabilities	$9,446	$13,642	$21,991

Deferred margin:
Deferred revenue on shipments to distributors	$2,433	$3,498	$8,318
Deferred cost of sales on shipments to distributors	(1,286)	(1,833)	(4,504)

Total deferred margin	$1,147	$1,665	$3,814

5. Reorganization Items—Net

Reorganization items represent the direct and incremental costs incurred by Trident related to the Creditor Protection Proceedings such as expenses for professional fees directly related to the process of reorganizing the Debtors, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business. Reorganization costs are comprised of costs that were specifically attributable to STB, as well as shared costs that were allocated based on proportionate revenues. For the period from January 1, 2012 to April 11, 2012 and the year ended December 31, 2011, STB’s reorganization items consisted of the following (in thousands):

	Period from January 1, 2012 to April 11,	Year Ended December 31,
	2012	2011
Professional fees (a)	$1,125	$506
Other (b)	346	—

Total reorganization items, net	$1,471	$506

(a)	Includes financial, legal and real estate directly associated with the Creditor Protection Proceedings.
(b)	Includes other miscellaneous items directly related to the Creditor Protection Proceedings.

6. Intangible Assets

Intangible assets and impairment

The following table summarizes the components of acquired intangible assets and related accumulated amortization, including impairment, for the periods presented (in thousands):

	As of April 11, 2012			As of December 31, 2011
	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount
Intangible assets:
Core & developed	$24,990	$(15,964)	$9,026	$24,990	$(13,641)	$11,349
Customer relationships	4,000	(4,000)	—	4,000	(4,000)	—
In-process R&D	9,144	(698)	8,446	9,144	(698)	8,446
Service agreements	8,878	(8,878)	—	8,878	(8,753)	125

Total	$47,012	$(29,540)	$17,472	$47,012	$(27,092)	$19,920

	As of December 31, 2010
	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount
Intangible assets:
Core & developed	$24,990	$(5,309)	$19,681
Customer relationships	4,000	(2,389)	1,611
In-process R&D	9,144	—	9,144
Service agreements	8,878	(5,524)	3,354

Total	$47,012	$(13,222)	$33,790

As of April 11, 2012, the status of in-process research and development is consistent with the Business’s expectation at the time the in-process research and development was acquired. Future period intangible assets amortization expense will include the amortization of in-process research and development, if and when the technology reaches technical feasibility. As of April 11, 2012, approximately $0.7 million of in-process R&D was impaired and written off to $0.

The following table presents details of the amortization of intangible assets specifically attributable to STB included in cost of revenues, research and development and selling, general and administrative expense categories for the periods presented (in thousands):

	Period from January 1, 2012 to April 11,	Year Ended December 31,	Period from February 8, 2010 to December 31,
	2012	2011	2010
Cost of revenues	$2,324	$10,461	$14,175
Operating expenses:
Research and development	125	1,288	1,409
Selling, general and administrative	—	1,422	2,639

Total	$2,449	$13,171	$18,223

As of April 11, 2012, the estimated future amortization expense of intangible assets in the table above is as follows, excluding in-process research and development intangible asset that has not reached technological feasibility (in thousands):

Estimated Amortization
Year Ending:	2012
Period from April 11, 2012 to December 31, 2012	$6,006
2013	3,020
2014	—
2015	—
2016 and thereafter	—

Total	$9,026

STB evaluates the remaining useful life of intangible assets that are being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset is amortized prospectively over the remaining useful life. Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an indicator of impairment exists STB compares the carrying value of intangible assets to a projection of future undiscounted cash flows attributable to such assets and, in the event that the carrying value exceeds the future undiscounted cash flows, STB will record an impairment charge equal to the excess of the carrying value over the asset’s fair value.

7. Warranty Provision

The Business replaces defective products that are expected to be returned by its customers under its warranty program and includes such estimated product returns in its “Allowance for sales returns” analysis. The following table reflects the changes in the STB accrued product warranty for expected customer claims related to known product warranty issues for the period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010 (in thousands):

	Period from January 1, 2012 to April 11,	Year Ended December 31,	Period from February 8, 2010 to December 31,
	2012	2011	2010
Accrued product warranty, beginning of period	$211	$188	$—
Charged to (reversal of) cost of revenues	(88)	23	258
Actual product warranty expenses	—	—	(70)

Accrued product warranty, end of period	$123	$211	$188

8. Income Taxes

Trident is required to recognize and measure all uncertain tax positions taken that may not be sustained, or may only be partially sustained, upon examination by the relevant taxing authorities.

STB’s unrecognized tax benefits as of April 11, 2012 relate to various domestic and foreign jurisdictions. A reconciliation of the period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010 reflects the amount of unrecognized tax benefits as follows (in thousands):

	Period from January 1, 2012 to April 11, 2012	Year Ended December 31, 2011	Period from February 8, 2010 to December 31, 2010
Balance at beginning of period	$1,432	$796	$—
Increases related to current year tax positions	43	636	796
Increases (decreases) related to prior year tax positions	—	—	—
Expiration of the statute of limitations for the assessment of taxes	—	—	—

Balance at end of period	$1,475	$1,432	$796

Included in the unrecognized tax benefits of $1.5 million at April 11, 2012 was $0.6 million of tax benefits that, if recognized, would reduce the Business’ annual effective tax rate. In addition to the unrecognized tax benefits noted above, the Business had accrued approximately $50,000 of interest expense and penalties as of April 11, 2012. In addition, the amounts associated with the interest and penalties for the period from February 8, 2010 to December 31, 2010 and for the year ended December 31, 2011 are immaterial. All periods present in these financial statements are still open for examination.

The Business has fully provided for U.S. federal income and foreign withholding taxes on non-U.S. subsidiaries’ undistributed earnings as of April 11, 2012.

Loss before provision for income taxes is as follows (in thousands):

	Period from January 1, 2012 to April 11,	Year Ended December 31,	Period from February 8, 2010 to December 31,
	2012	2011	2010
United States	$(2,521)	$244	$1,629
Foreign	(13,769)	(60,555)	(32,143)

Total	$(16,290)	$(60,311)	$(30,514)

The provision for income taxes is comprised of the following (in thousands):

	Period from January 1, 2012 to April 11, 2012	Year Ended December 31, 2011	Period from February 8, 2010 to December 31, 2010
Current:
Federal	$—	$176	$—
State	4	10	12
Foreign	70	1,910	1,341

Total Current	$74	$2,096	$1,353

Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	613	(268)

Total Deferred	—	613	(268)

Total	$74	$2,709	$1,085

The deferred tax assets (liabilities) are comprised of the following (in thousands):

	April 11,	December 31,	December 31,
	2012	2011	2010
Deferred income tax assets:
Research and development credits	$2,216	$2,089	$1,229
Net operating losses	1,427	215	206
Capital loss	—	—	—
Reserves and accruals	882	1,043	920
Other	1,109	755	757

Deferred income tax assets	5,634	4,102	3,112
Valuation allowance	(5,634)	(4,102)	(2,499)

Deferred income tax assets, net	—	—	613
Total deferred income tax liabilities:
Unremitted earnings of foreign subsidiaries	—	—	—

Total deferred income tax liabilities	—	—	—

Net deferred income tax assets	$—	$—	$613

The Business has federal and state net operating losses for the period from January 1, 2012 to April 11, 2012 of $3.2 million, and $2.7 million, respectively, which will begin to expire in fiscal year ending 2031. The Business has federal and California tax credit carryforwards of $1.2 million, and $1.0 million, respectively. The federal credits begin to expire in fiscal year 2031. The California R&D credit carryforwards are available for carryforward indefinitely. Recognition is prohibited of a deferred tax asset for excess tax benefits due to stock–based compensation deductions that have not yet been realized through a reduction in income tax payable. As of April 11, 2012, none of the tax attributes are attributable to excess tax benefits from stock options.

The reconciliation of the income tax provisions computed at the United States federal statutory rate to the effective tax rate for the recorded provision for income taxes is as follows:

	Period from January 1, 2012 to April 11,	Year Ended December 31,	Period from February 8, 2010 to December 31,
	2012	2011	2010
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal tax benefit	5.4	5.4	5.3
Research and development credit	0.8	1.4	0.0
Foreign rate differential	(38.2)	(46.3)	(43.0)
Valuation allowance	(5.9)	(1.6)	(6.2)
Other	2.4	1.6	5.4

Effective income tax rate	(0.5)%	(4.5)%	(3.5)%

9. Restructuring

As a result of the Creditor Protection Proceedings, Trident ceased taking further actions under the previously announced workforce and cost reduction plans as of January 4, 2012. Any revisions to actions taken up to that date under previously announced workforce and cost reduction plans will continue to be accounted for under such plans, and will be classified in cost of revenues, SG&A, and R&D as applicable. Restructuring costs were recorded as restructuring charges in the Combined Statement of Operations.

Trident’s previously announced workforce and cost reduction plans were to streamline its operations and included workforce reductions (including severance payments and continuation of medical insurance benefits) and closure or downsizing of certain facilities. Trident took these actions to reduce operating costs and realign its organization in the current competitive operating environment. There were no significant reductions under these plans after December 31, 2011 and prior to their discontinuance on January 4, 2012.

Trident’s restructuring activities in 2010 were comprised of activities to streamline its operations in Austin, TX, and Southampton, United Kingdom and to relocate operations in Sunnyvale, CA. The restructuring expenses related to severance, related employee benefits and closure of facilities.

Trident’s restructuring activities in 2011 were comprised of activities to restructure its research and development operations in Israel and San Diego, CA and for workforce reductions in Sunnyvale, CA. The restructuring expenses related to non-recurring employee related termination benefits, including severance payments and continuation of medical insurance benefits, and to operating lease commitments on exited facilities.

The following table presents changes in the restructuring accrual specifically attributable to STB for the period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010 (in thousands):

	Period from January 1, 2012 to April 11,	Year Ended December 31,	Period from February 8, 2010 to December 31,
	2012	2011	2010
Restructuring liabilities, beginning of period	$532	$19	$—
Severance and related charges	—	1,663	5,940
Facilities related charges	—	1,302	—
Net cash payments	(210)	(2,498)	(5,921)
Adjustments	6	46	—

Restructuring liabilities, end of period	$328	$532	$19

Trident expects to pay the remaining liability over the next six months.

These combined financial statements include an allocation of charges pertaining to restructuring activities related to shared restructuring costs of $1.9 million and $1.5 million for the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010, respectively. STB did not incur restructuring charges during the period from January 1, 2012 to April 11, 2012. These costs have been allocated to STB based generally on proportionate revenues.

10. Major Customers

The following table shows the percentage of the Business’ revenues for the period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010 that was derived from customers who individually accounted for more than 10% of revenues in that period.

	Period from January 1, 2012 to April 11,	Year Ended December 31,	Period from February 8, 2010 to December 31,
	2012	2011	2010
Revenue:
Humax	17%	19%	24%
World Peace	11%	*	*
Echostar	10%	*	*
Motorola	*	11%	*
Pace	*	11%	12%

*	Less than 10% of net revenues

As of April 11, 2012, the Business had a high concentration of accounts receivable with Humax, which accounted for 28% of gross accounts receivable, Sanmina which accounted for 15% and Avnet which accounted for 11%. As of December 31, 2011, the Business had a high concentration of accounts receivable with Humax, which accounted for 33% of gross accounts receivable and UNIHAN which accounted for 19%. As of December 31, 2010, the Business had a high concentration of accounts receivable with Humax, which accounted for 27% of gross accounts receivable and Motorola which accounted for 12%.

11. Related Party Transactions

As described in Note 1 above, STB receives certain services and support functions from Trident for which expenses have been allocated to STB. Expense allocations to STB are based primarily on proportionate revenue, adjusted operating expenses or headcount of STB. Total allocated expenses, including the employee benefits and share-based compensation for shared employees as discussed in Note 12, recorded in these combined financial statements were $2.1 million for the period from January 1, 2012 to April 11, 2012, $4.0 million for the year ended December 31, 2011 and $3.6 million for the period from February 8, 2010 to December 31, 2010.

In connection with Trident’s acquisition of the television systems and set-top box business lines from NXP B.V., a Dutch besloten vennootschap (“NXP”), Trident acquired two inventory notes receivable. In connection with the acquisition, Trident issued shares of its common stock to NXP. The first Note, totaling $19 million bore interest at an annual interest rate of 2.75% and was settled during the quarter ended September 30, 2010, or which $11.6 million was settled in finished goods inventory and $7.4 million was settled in cash. The second Note, totaling $20.9 million, originally bore interest at a rate per annum of 250 basis points in excess of the 3-month LIBOR rate from February 8, 2010 to June 30, 2011. Effective July 1, 2011, the arrangement was renegotiated so as to make the note non-interest bearing. The second Note was settled on April 13, 2012. The notes were allocated to STB using NXP STB COGS as a percentage of total NXP COGS for the three months ended December 31, 2009 in accordance with the NXP purchase agreement.

Total inventory purchases by STB from NXP were $13.6 million for the period from January 1, 2012 to April 11, 2012, $70.3 million for the year ended December 31, 2011, and $90.3 million for the period from February 8, 2010 to December 31, 2010, respectively. As of April 11, 2012, the outstanding accounts receivable from NXP to STB was $0.2 million. As of April 11, 2012, the portion of the second Note specifically attributed to STB was $8.7 million, which was included as a current asset on STB’s Combined Balance Sheets.

12. Employee Stock Plans

Equity Incentive Plans

In February 2010, Trident adopted the 2010 Equity Incentive Plan (“2010 Plan”), which provides for the grant of equity incentive awards, including stock options, restricted stock awards and restricted stock units. Options granted under the plan must have an exercise price equal to the closing market price of the of the underlying stock on the grant date and generally become exercisable beginning one year after the date of grant. Options vest as to a percentage of shares annually over a period of three to four years following the date of grant and generally expire no later than ten years from the grant date.

Valuation Assumptions

Employees specifically attributable to the STB business participated in Trident’s various share-based compensation plans. The Business values its stock-based payment awards granted by Trident to STB employees using the Black-Scholes model, which was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of certain assumptions. Trident’s stock options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

For the period from February 8, 2010 to December 31, 2010, the fair value of options specifically attributable to employees of STB were estimated at the date of grant using the Black-Scholes model with the following weighted average assumptions:

Period from February 8, 2010 to December 31, 2010
Expected terms (in years)	5.03
Volatility	69.88%
Risk-free interest rate	2.43%
Expected dividend rate	—
Weighted average fair value	$1.14

Trident did not grant options to STB employees during the period from January 1, 2012 to April 11, 2012 or the year ended December 31, 2011.

As of April 11, 2012 the expected term of stock options specifically attributable to employees of STB was zero. The expected term is based on the observed and expected time to exercise and post-vesting cancellations of options by employees. Trident uses historical volatility in deriving its expected volatility assumption as allowed under applicable accounting guidance. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of options to purchase Trident common stock. The expected dividend assumption is based on Trident’s history and expectation of dividend payouts.

As stock-based compensation expense recognized in the Combined Statements of Operations for the period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Accounting guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. The Business adjusts stock-based compensation expense based on its actual forfeitures on an annual basis, if necessary.

Stock-Based Compensation Expense

Stock-based compensation expenses directly related to STB have been entirely attributed to STB in the accompanying combined financial statements and costs associated with services and support functions from Trident employees have been allocated to STB using methodologies primarily based on proportionate revenues of STB compared to Trident.

The following table summarizes the impact of recording stock-based compensation expense, specifically attributable to employees of STB, under applicable accounting guidance for the period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010. The Business has not capitalized any stock-based compensation expense in inventory for the period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010 as such amounts were immaterial (in thousands):

	Period from January 1, 2012 to April 11,	Year Ended December 31,	Period from February 8, 2010 to December 31,
	2012	2011	2010
Cost of revenues	$10	$51	$9
Research and development	122	578	151
Selling, general and administrative	77	322	113

Total stock-based compensation expense	$209	$951	$273

These combined financial statements include an allocation of charges pertaining to stock based compensation expense related to shared costs of $1.3 million and $1.6 million for the year ended December 31, 2011 and the period from February 8, 2010 to December 31, 2010, respectively. Included in the Corporate allocation for the period from January 1, 2012 to April 11, 2012 was the reversal of prior expense for the former CEO’s option grant, resulting in a benefit of $0.1 million. These costs have been allocated to STB based generally on proportionate revenues.

The following table summarizes the Business’s stock option activities specifically attributable to employees of STB for the period from January 1, 2012 to April 11, 2012 and the year ended December 31, 2011:

Options Outstanding
	Number of Shares	Weighted Average Exercise Price
(Shares in thousands, except per share amounts)
Balance at December 31, 2010	86	$2.05
Options granted	—	—
Options exercised	—	—
Options cancelled, forfeited or expired	—	—

Balance at December 31, 2011	86	$2.05

Options granted	—	—
Options exercised	—	—
Options cancelled, forfeited or expired	—	—

Balance at April 11, 2012	86	2.05

The following table summarizes information about the Company’s stock options outstanding and exercisable specifically attributable to employees of STB as of April 11, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Term (in Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$0.79 — $0.79	3,600	0.1	$0.79	3,600	$0.79
$1.69 — $1.69	30,700	0.1	$1.69	30,700	$1.69
$1.92 — $1.92	14,000	0.3	$1.92	7,000	$1.92
$2.02 — $2.02	15,000	0.3	$2.02	7,500	$2.02
$2.06 — $2.06	1,600	0.3	$2.06	800	$2.06
$2.90 — $2.90	21,000	0.3	$2.90	15,750	$2.90

$0.79 — $2.90	85,900	0.2	$2.05	65,350	$2.00

There was no aggregate intrinsic value of options outstanding as of April 11, 2012, December 31, 2011 or December 31, 2010.

As of April 11, 2012, the total unrecognized compensation cost related to stock options specifically attributable to employees of STB was negligible.

Restricted Stock Awards and Restricted Stock Units

The following table summarizes the activity for the Company’s restricted stock awards, or RSAs, and restricted stock units, or RSUs, specifically attributable to employees of STB, for the period from January 1, 2012 to April 11, 2012, the year ended December 31, 2011, respectively:

	XXXXXXXXX	XXXXXXXXX
	Shares	Weighted Average Grant-Date Fair Value per Share
	(Shares in thousands, except per share amounts)
Nonvested balance at December 31, 2010	523	$1.85
Granted	1,879	0.79
Vested	(695)	0.98
Forfeited	(9)	1.04

Nonvested balance at December 31, 2011	1,698	$1.03
Granted	4	0.15
Vested	(147)	1.82
Forfeited	(3)	1.92

Nonvested balance at April 11, 2012	1,552	$0.95

Both RSAs and RSUs typically vest over a three or four year period. The fair value of the RSAs and RSUs was based on the closing market price of Trident’s common stock on the date of award.

STB recognized expense for RSAs and RSUs for the period from January 1, 2012 to April 11, 2012, of $0.2 million. A total of $1.1 million of unrecognized compensation cost is expected to be recognized specifically attributable to employees of STB over a weighted average period of 1.93 years.

13. Liabilities Subject To Compromise

As described in Note 2, as a result of the Creditor Protection Proceedings, pre-petition liabilities may be subject to compromise or other treatment and generally, actions to enforce or otherwise effect payment of pre-petition liabilities are stayed. Although pre-petition claims are generally stayed, under the Creditor Protection Proceedings, the Debtors are permitted to undertake certain actions designed to stabilize the Debtors’ operations including, among other things, payment of employee wages and benefits, maintenance of Trident’s cash management system, satisfaction of customer obligations, payments to suppliers for goods and services received after the Petition Date and retention of professionals. The Debtors have been paying and intend to continue to pay undisputed post-petition claims in the ordinary course of business. As further described in Note 2, under the Creditor Protection Proceedings, the Debtors have certain rights to reject, repudiate or no longer continue to perform various types of contracts or arrangements. Damages resulting from rejecting, repudiating or no longer continuing to perform a contract or arrangement are treated as general unsecured claims and will be classified as liabilities subject to compromise.

Pre-petition date liabilities of the Debtors that are subject to compromise are reported at the claim amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on actions of the applicable courts, further developments with respect to disputed claims, determinations of the secured status of certain claims, if any, the values of any collateral securing such claims, or other events.

STB liabilities subject to compromise as of April 11, 2012 consist of the following (in thousands):

April 11,
2012
Accounts payable	$242
Accounts payable from related party	525
Accrued expenses and other current liabilities	8,451

Total liabilities subject to compromise	$9,218

14. Commitments And Contingencies

Through its association with Trident, STB may be impacted by various legal proceedings, investigations or claims. In accordance with applicable accounting guidance, the Company records accruals for certain of its outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company evaluates, on a quarterly basis, developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would make a loss contingency both probable and reasonably estimable. The Company discloses the amount of the accrual if the financial statements would be otherwise misleading. When a loss contingency is not both probable and estimable, the Company does not establish an accrued liability.

However, if the loss (or an additional loss in excess of a prior accrual) is at least a reasonable possibility and material, then the Company discloses an estimate of the possible loss or range of loss, if such estimate can be made, or discloses that an estimate cannot be made. The assessment whether a loss is probable or a reasonable possibility, and whether the loss or a range of loss is estimable, involves a series of complex judgments about future events. Even as to a loss that is reasonably possible, management may be unable to estimate a range of possible loss, particularly where (i) the damages sought are substantial or indeterminate, (ii) the proceedings are in the early stages, or (iii) the matters involve novel or unsettled legal theories or a large number of parties. In such cases, there is considerable uncertainty regarding the ultimate resolution of such matters, including the amount of any possible loss, fine or penalty. Accordingly, for some proceedings, the Company is currently unable to estimate the loss or a range of possible loss. However, an adverse resolution of one or more of such matters could have a material adverse effect on STB’s results of operations in a particular period.

The Company has not determined that any current legal proceeding is reasonably likely to result in a loss with respect to STB.

Commitments

Lease and Purchase Obligations

As of April 11, 2012, there were no future minimum payments under direct operating leases that are specifically attributable to STB, other than as included in the restructuring liabilities (Note 11).

Purchase obligations primarily represent unconditional purchase order commitments with contract manufacturers and suppliers for wafers and software licensing including engineering software license and maintenance. As of April 11, 2012, purchase commitments to NXP attributable to STB amounted to $22.6 million that were not included in the Combined Balance Sheets at that date. These purchase commitments were settled in conjunction with the sale of STB as discussed in Note 16.

NXP Acquisition Related Commitments

On February 8, 2010, as a result of the acquisition of selected assets and liabilities of the television systems and set-top box business lines from NXP, the Company entered into a Transition Services Agreement, pursuant to which NXP provides to the Company, for a limited period of time, specified transition services and support. Depending on the service provided, the term for the majority of services range from three to eighteen months, and limited services could continue into the quarter ended September 30, 2012. The terms of the agreements allows Trident to cancel either or both the Transition Services Agreement and the Manufacturing Services Agreement with minimum notice periods and no penalty. Trident has done so as of June 2012.

Contingencies

Intellectual Property Proceedings (applicable to the STB business)

In March 2010, Intravisual Inc. filed complaints against Trident and multiple other defendants, including NXP, in the United States District Court for the Eastern District of Texas, No. 2:10-CV-90 TJW alleging that certain Trident video decoding products infringe a patent relating generally to compressing and decompressing digital video. The complaint seeks a permanent injunction against Trident as well as the recovery of unspecified monetary damages and attorneys’ fees. On May 28, 2010, Trident filed its answer, affirmative defenses and counterclaims. No date for trial has been set. Trident intends to contest this action vigorously. Because this action is in the very early stages, and due to the inherent uncertainty surrounding the litigation process, Trident is unable to reasonably estimate the ultimate outcome of this litigation at this time. In connection with the Debtor’s filing for protection under Chapter 11 of the U.S Bankruptcy Code on January 4, 2012, this action was stayed as to Trident during the pendency of the bankruptcy proceedings.

Commercial Litigation (applicable to the STB business)

In June 2010, Exatel Visual Systems, Ltd (“Exatel”) filed a complaint against Trident and NXP Semiconductors USA, Inc. (“NXP”), in Superior Court for the State of California, No. 1-10-CV-174333, alleging the following five counts: (1) breach of contract, (2) breach of implied covenant of good faith and fair dealing, (3) fraud by misrepresentation and concealment, (4) negligent misrepresentation, and (5) breach of fiduciary duty. On December 8, 2011, Trident and Exatel entered into a Mutual Release without payment of additional consideration. On January 5, 2012, the complaint was dismissed with prejudice.

General

From time to time, Trident is involved in other legal proceedings arising in the ordinary course of its business. Through its association with Trident, STB may be impacted by these legal proceedings. While the Company cannot be certain about the ultimate outcome of any litigation, management does not believe any pending legal proceeding will result in a judgment or settlement that will have a material adverse effect on the STB business, financial position, results of operations or cash flows.

Creditor Protection Proceedings

Generally, as a result of the Creditor Protection Proceedings, as outlined in Note 2, all actions to enforce or otherwise effect payment or repayment of liabilities of any Debtor preceding the Petition Date, as well as pending litigation against any Debtor, are stayed as of the Petition Date. Absent further order of the applicable courts and subject to certain exceptions, no party may take any action to recover on pre-petition claims against any Debtor subject to the Creditor Protection Proceedings.

15. Employee Benefit Plans

Trident’s Israeli subsidiary had a pension and severance investment plan pursuant to which Trident was required to make pension and severance payments to its retired or former Israeli employees, and in certain circumstances, other Israeli employees whose employment is terminated. Trident’s severance investment plan liability is calculated based on the salary of employees multiplied by years of service. This subsidiary has been closed and all severance costs allocated to STB had been paid as of June 30, 2011.

Trident’s India subsidiary has a gratuity plan and a compensated absence plan pursuant to which Trident is required to make payments. The liability attributed to STB for the gratuity plan is calculated based on the salary of employees multiplied by years of service. The liability attributed to STB for the compensated absence plan is calculated based on the daily salary of the employees multiplied by 30 days of compensated absence. The resulting balance of $0.2 million is included in accrued expenses and other current liabilities on STB’s Combined Balance Sheets as of April 11, 2012, December 31, 2011 and December 31, 2010, respectively. A corresponding asset of $0.1 million is included in other assets on STB’s Combined Balance Sheets as of April 11, 2012. The underfunded balance of these plans was $0.1 million as of April 11, 2012 and was settled in conjunction with the sale of STB as discussed in Note 16.

16. Subsequent Events

STB has evaluated subsequent events after the balance sheet date through June 22, 2012, which is the date the financial statements were issued. On April 12, 2012, Trident closed the sale of the STB business to Entropic. Please refer to Note 2 for further information regarding this transaction.